EXHIBIT 1.02

RALPH LAUREN CORPORATION

CONFLICT MINERALS REPORT

This Conflict Minerals Report of Ralph Lauren Corporation (the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013 (the “Reporting Period”).

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”); (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).

Section 1.   Introduction

This report relates to the following product categories (the “Covered Products”):

•	apparel
•	accessories1
•	fragrances
•	home furnishings

After conducting a reasonable country of origin inquiry (the “RCOI”, as described in Form SD), the Company was unable to form the basis for a reasonable belief that none of the Conflict Minerals in the Covered Products originated in a Covered Country or came from scrap or recycled sources.  The Company, therefore, conducted due diligence on the source and chain of custody of the Conflict Minerals in the Covered Products, as described below.

The Company did not directly manufacture the Covered Products but rather contracted for their manufacture.  The Covered Products include products: (a) that were manufactured by certain third parties, including licensees, that affixed the Company’s brand, marks, logo or label to a generic product; and (b) for which the Company exerted sufficient influence over the manufacture of the products such that the Company could be considered to have contracted for their manufacture.

Section 2.   Design of the Company’s Due Diligence Measures

The Company designed its due diligence measures to conform with the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten.

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1With the exception of watches and fine jewelry produced by Ralph Lauren Watch & Jewelry Company, S.A.R.L, a joint venture in which the Company has a 50% interest.

Section 3.   Due Diligence Measures Performed by the Company

Establishment of Management Systems

Representatives from the following departments were engaged in conducting and overseeing the Company’s due diligence efforts with regard to Conflict Minerals: (i) Global Sourcing, Manufacturing and Production; (ii) Global Quality Assurance & Testing; (iii) Global Human Rights Compliance; and (iv) Legal.

The Company surveyed its raw materials suppliers, vendors, factories, and licensees (the “Supply Chain Participants”) in order to determine the origin of the Conflict Minerals in the Covered Products.  The Company provided information to Supply Chain Participants regarding its due diligence efforts and notified them, through multiple communications, that they were required to provide the information requested in a detailed survey.

The survey used by the Company (the “Conflict Minerals Survey”) incorporated, but was not limited to, questions from the conflict minerals reporting template developed by the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative Extractives Working Group (the “EICC/GeSI Reporting Template”).  The Company’s distribution of the Conflict Minerals Survey was conducted through the use of an automated software program and/or through manual delivery.

The Company has adopted, and provided its Supply Chain Participants with, a Conflict Minerals Policy that reflects the Company’s commitment to: identify products manufactured for the Company that contain Conflict Minerals; and to engage, and collaborate, with Supply Chain Participants to identify the origin of those minerals.  The Company’s Conflicts Minerals Policy also notes its commitment to deliver products to its consumers that are manufactured in an ethical manner.

Assessment of Risk in the Supply Chain

The Company took the steps described below in order to: (a) assess the risk that Conflict Minerals contained in the Covered Products originated in the Covered Countries; and (b) determine whether the sourcing of those Conflict Minerals may have, directly or indirectly, financed armed groups in the Covered Countries.

The Company conducted an initial review of the results of the RCOI to identify which Supply Chain Participants stated that: (a) they were able to identify the source of any Conflict Minerals provided to the Company; (b) they had “DRC conflict free” policies; and/or (c) they had implemented due diligence measures with regard to the sourcing of Conflict Minerals.  The Company also reviewed the survey responses for completeness, reasonableness, and reliability.  Finally, as necessary, the Company contacted certain Supply Chain Participants in order to seek clarification on specific responses or to request more information.

Based upon this initial review, the Company then conducted further due diligence.  The Company sent additional communications to certain Supply Chain Participants requiring them to provide the following additional information: (a) the name of each smelter from which they, or their suppliers, sourced one or more of the Conflict Minerals; (b) the address of each identified smelter; and (c) whether each identified smelter has been certified as compliant with the auditing requirements of the EICC/GeSI Conflict Free Smelter (“CFS”) Program, the London Bullion Market Association (“LBMA”) Responsible Gold Audit Program and/or the Responsible Jewellery Council (“RJC”) Code of Practices.  The Company then reviewed these responses for completeness, reasonableness, and reliability.

Implementation of Strategies to Respond to Identified Risks

The Company continued to follow up with Supply Chain Participants in order to identify the source and chain of custody of any Conflict Minerals provided to the Company during the Reporting Period.  The Company has sent multiple inquiries to Supply Chain Participants that have not responded to the Company’s inquiries or that have provided incomplete or inconsistent responses.  The Company has also provided additional guidance to certain Supply Chain Participants in order to assist them in understanding what information is being requested.

The Company has documented all correspondence with its Supply Chain Participants and tracked all communication efforts.  The Company has also cross-referenced the responses from Supply Chain Participants with information published by the EICC/GeSI CFS Program, the LBMA Responsible Gold Audit Program, and the RJC.

Finally, the Company has participated in a working group on Conflict Minerals organized by the American Apparel & Footwear Association.

Independent Third-Party Audits

Due to the Company’s position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its suppliers source Conflict Minerals.  The Company has relied upon industry initiatives, including the Conflict-Free Sourcing Initiative founded by EICC and GeSI, for independent third-party audit information.

Reporting

With the preparation and release of this report, the Company has published a public report of its due diligence measures with regard to the sourcing of Conflict Minerals.  A copy of this report is available at http://investor.ralphlauren.com.

Section 4.   Product Categorization and Results of Due Diligence

The Company’s due diligence efforts did not clarify whether the Conflict Minerals contained in the Covered Products originated in a Covered Country or came from recycled or scrap sources.  The Company has therefore concluded that the status of all of the Covered Products is “DRC conflict undeterminable.”

Based on the information that was provided by the Company’s Supply Chain Participants and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict

Minerals contained in the Covered Products included, but may not be limited to, the smelters and refineries listed in the chart below.  The chart below reports (a) the name of the smelter or refiner; and (b) whether the listed smelter or refiner has certified by, or included in, an industry initiative seeking to identify “conflict free” sources.

Name of Smelter or Refinery	EICC/GeSI	Responsible Jewellery Council Certified Member	LBMA
	CFS Program & “Compliant Smelter List”		Responsible Gold Audit Program
Allgemeine Gold und Silberscheideanstalt AG (AGOSI)	Yes	Yes	Yes
Argor-Heraeus SA	Yes	Yes	Yes
Banco 77, S.p.A	No	No	No
Cendres et Métaux	Yes	No	Yes
Chimet S.p.A	Yes	No	Yes
Cookson	No	Yes	Yes
Cookson-CLAL, member of Heimerle + Meule GmbH	Yes	Yes	No
Heraeus Precious Metals GmbH & Co. KG	Yes	No	Yes
Italpreziosi S.p.A	No	No	No
La Société d'Affinage et Apprêts de Métaux Précieux (SAAMP Group)	No	No	No
Malaysia Smelting Corp	Yes	No	No
Melt Metais E Ligas	No	No	No
Metalor Technologies (Hong Kong) Ltd.	Yes	Yes	No
Metalor Technologies Japan	No	Yes	No
Metalor Technologies S.A.	Yes	Yes	Yes
Minsur	Yes	No	No
Mitsubishi Material	Yes	No	Yes
Nihon Kagaku Sangyo Co., Ltd	No	No	No
Progold S.p.A.	No	Yes	No
PT Timah	Yes	No	No
PX Precinox SA	No	Yes	Yes
Raffineria Metalli Riboldi SRL	No	No	No
Royal Canadian Mint	Yes	No	Yes
Shandong Zhaojin Gold & Silver Refinery Co., Ltd	No	No	Yes
Solar Applied Materials Technology Corp	Yes	No	Yes
Tanaka Kikinzoku Kogyo K.K.	No	No	Yes
Umicore Brasil Ltda	No	No	Yes
Umicore Precious Metal Refining	Yes	No	Yes
United Precious Metals Refining	Yes	No	No
Valcambi SA	Yes	No	Yes
VV SA Varinor	No	Yes	No
Yunnan Tin Company, Ltd.	Yes	No	No
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	No	No	Yes

The Company does not have sufficient information to determine the country of origin of the Conflict Minerals in the Covered Products.

Section 5.   Future Steps to Improve Due Diligence

The Company will continue to communicate its requirement that all Supply Chain Participants must complete a Conflict Mineral Survey and provide a list of the facilities used to process any Conflict Minerals contained in products provided to the Company.  The Company will also continue to monitor any changes in its supply chain that may impact the Company’s classification of Covered Products as “DRC conflict undeterminable.”

Over time, the Company anticipates that the amount of information available on the sourcing of Conflict Minerals will increase.  The Company expects that this change will improve its ability to identify the origin of any Conflict Minerals contained in its products.  The Company will continue to make inquiries regarding the origins of the Conflict Minerals used by its Supply Chain Participants and will undertake additional fact gathering and risk assessments when potentially relevant changes in facts or circumstances are identified.

In addition, the Company has updated its Conflict Mineral Survey based upon the survey responses it received for the Reporting Period.  These updates are intended to extract more comprehensive answers regarding the source and chain of custody of any Conflict Minerals provided to the Company.

Finally, the Company recognizes that many of its Supply Chain Participants are working to establish and refine their own due diligence processes with regard to Conflict Minerals.  The Company will continue to work with Supply Chain Participants that are undertaking such efforts with the goal of improving the traceability of Conflict Minerals throughout the supply chain.

Section 6.   Independent Private Sector Audit

For 2013, the Company has classified the Covered Products as “DRC conflict undeterminable.”  No independent private sector audit is required.